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                                                                   EXHIBIT 11(b)

                  [FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]


                                  June 16, 2000


AIM Variable Insurance Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046


                   Re:  Shares of Beneficial Interest
                        AIM Variable Insurance Funds


Trustees:

     We have acted as counsel to AIM Variable Insurance Funds, a Delaware business trust ("AVIF"), in connection with that certain Agreement and Plan of Reorganization ("Agreement") by and among (1) the Company, acting on behalf of AIM V.I. Growth and Income Fund (the "Acquiring Fund"), (2) the Company, acting on behalf of AIM V.I. Global Growth and Income Fund (the "Acquired Fund"), and
(3) A I M Advisors, Inc., in connection with the consummation of the transaction contemplated by the Agreement (the "Reorganization").

     The Agreement provides for the combination of the Acquired Fund with the Acquiring Fund. Pursuant to the Agreement, all of the assets of the Acquired Fund will be transferred to the Acquiring Fund, the Acquiring Fund will assume all of the liabilities of the Acquired Fund, and AVIF will issue shares of the Acquiring Fund to the Acquired Fund's shareholders. The value of each Acquired Fund shareholder's account with the Acquiring Fund immediately after the Reorganization will be the same as the value of each such shareholder's account with the Acquired Fund immediately prior to the Reorganization.

     The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the shares of the Acquiring Fund to be issued pursuant to the Agreement (the "Acquiring Fund Shares") will have been filed by AVIF with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

     We have examined the following: the Certificate of Trust, dated December 6, 1999; the Agreement and Declaration of Trust, dated December 6, 1999; the By-laws of the Trust; the Trust's Form N-8A Notification of Registration, as amended, the Trust's Form N-1A


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Registration Statement (File No. 33-57340 and No. 811-7452), and amendments thereto; a Certificate of Good Standing issued by the State of Delaware on June 12, 2000; pertinent provisions of the laws of Delaware; and such other records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

     We are not members of the Delaware bar; nevertheless, based on the foregoing examination, we are of the opinion that:

     1. AVIF is a business trust validly existing and in good standing under the Delaware Business Trust Act;

     2. AVIF is an open-end, management investment company registered under the Investment Company Act of 1940;

     3. The execution, delivery and performance of the Agreement by AVIF have been duly authorized and approved by all requisite trust action on the part of AVIF. The Agreement has been duly executed and delivered by AVIF and constitutes the valid and binding obligation of AVIF;

     4. The Acquiring Fund Shares outstanding on the date hereof have been duly authorized and validly issued, are fully paid and are non-assessable;

     5. To the best of our knowledge, AVIF is not required to submit any notice, report or other filing with or obtain any authorization, consent or approval from any governmental authority or self regulatory organization prior to the consummation of the transactions contemplated by the Agreement; and the Acquiring Fund Shares, when issued by AVIF directly to the shareholders of the Acquired Fund in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and non-assessable.

     We confirm to you that to our knowledge after inquiry of each lawyer who is the current primary contact for AVIF or who has devoted substantive attention on behalf of AVIF during the preceding twelve months and who is still currently employed by or is currently a member of this firm, no litigation or governmental proceeding is pending or threatened in writing against the Acquiring Fund (i) with respect to the Agreement or (ii) which involves in excess of $500,000 in damages.

     This letter expresses our opinion as to the Delaware Business Trust Act, addressing matters such as due formation and, in effect, the authorization and issuance of shares of beneficial interest, but does not extend to the securities or "Blue Sky" laws of Delaware or to federal securities or other laws.

     We consent to the use of this opinion as Exhibit 11 to AVIF's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement. In giving this


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consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                           Very truly yours,


                                           /s/ Freedman, Levy, Kroll & Simonds

                                           FREEDMAN, LEVY, KROLL & SIMONDS